Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8, Registration Statement No. 333-214473 on Form S-8, and Registration Statement No. 333-202170 on Form S-3 of our report dated May 26, 2017, relating to the consolidated financial statements of Sprint Corporation and the effectiveness of Sprint Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Sprint Corporation for the year ended March 31, 2017.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
May 26, 2017